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                                                                   Exhibit 99.44

                     (LETTERHEAD OF XYTRONYX APPEARS HERE)


FOR IMMEDIATE RELEASE

CONTACT:  Dale A. Sander, Chief Financial Officer
          Larry Bymaster, Chief Executive Officer
          (619) 550-3900
________________________________________________________________________

            XYTRONYX, INC.  COMPLETES $3.5 MILLION PRIVATE PLACEMENT

SAN DIEGO, CA, November 28, 1995 -- Xytronyx, Inc. (AMEX: XYX) today announced that it has completed a private placement of common stock and warrants resulting in gross proceeds of approximately $3.5 million.

Paramount Capital, Incorporated, a New York-based investment banking firm, acted as placement agent for the private placement.

The private placement consisted of the sale of 35 units at a price of $100,000 per unit to "accredited investors" as defined by the federal securities laws, or $1.25 per share of common stock included in the units. Each unit consisted of 80,000 shares of common stock and warrants to purchase an additional 100,000 shares. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $1.00 per share.

The Company has agreed to file a registration statement on Form S-3 under the Securities Act of 1933, as amended, covering the sale of the common stock and the warrants. However, 75% of the common stock and warrants included in the placement are subject to a lock-up agreement which restricts their resale for a period of six months to one year.

The terms of the private placement were authorized by the Board of Directors of Xytronyx, including the independent directors.